EXHIBIT 99.1

GENESCO ANNOUNCES NEW $100 MILLION
STOCK REPURCHASE AUTHORIZATION

NASHVILLE, Tenn., Sept. 30, 2019- Genesco Inc. (NYSE: GCO) announced today that its board of directors has authorized it to repurchase up to $100 million of the Company’s common stock.

The Company exhausted its previous $100 million authorization from May 2019, pursuant to which the Company repurchased roughly 2.5 million shares at a total cost of approximately $100 million. During the third quarter of fiscal 2020, 0.9 million of those shares were repurchased at a total cost of approximately $31.0 million. Earlier this year, the Company exhausted its $125 million repurchase authorization from December 2018, pursuant to which the Company repurchased roughly 2.8 million shares at a total cost of approximately $125 million. Between these two authorizations, the Company has repurchased 5.3 million shares at a total cost of approximately $225 million.

The new authorization is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, private transactions, block trades, or otherwise, or by any combination of such methods, in accordance with SEC and other applicable legal requirements. The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,490 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Financial Contacts:
Mel Tucker
Senior Vice President, Chief Financial Officer
Genesco Inc.
(615) 367-7465
mtucker@genesco.com

Dave Slater
Vice President, Financial Planning & Analysis and IR
Genesco Inc.
(615)367-7604
dslater@genesco.com

Media Contact:
Claire S. McCall
Director, Corporate Relations
Genesco Inc.
(615) 367-8283
cmccall@genesco.com